EXHIBIT 10.1

Ethanol Purchase and

Marketing Agreement

This Agreement is entered into as of this 2nd day of September 2009, by and between Heron Lake BioEnergy, LLC and C&N Ethanol Marketing Corporation.

Seller:	Heron Lake BioEnergy, LLC
91246 390th Avenue
Heron Lake, MN 56137-3175

Buyer:	C&N Ethanol Marketing Corporation (“C&N”)
8011-34th Avenue South, Suite 147
Bloomington, MN 55425

W I T N E S S E T H:

A.            Heron Lake BioEnergy is a manufacturer of Ethanol and C&N intends to purchase the ethanol from Heron Lake BioEnergy for the purposes of reselling the ethanol on the open market and under the terms and conditions of this Agreement

B.            In consideration of the mutual covenants contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

Product:	Fuel grade ethanol

Quality:

Meets ASTM - D4806 specifications for denatured fuel ethanol and as may be more fully described on Exhibit A. During the term of this agreement, Heron Lake BioEnergy agrees to collect samples for each shipment and retain them for a three-month period. Each product sample will be labeled to include the customer order number, production date and any other applicable information.

Term:

The agreement will begin with the commencement of ethanol production at Heron Lake BioEnergy for an initial three-year period. The agreement will automatically renew for subsequent year terms unless either party terminates the agreement 60 days before the end of the term.

Termination:

The agreement may be terminated if either party engages in an uncured breach. After receiving written notice, the breaching party will have 30 days to cure the breach. If the breaching party does not cure the breach in the required time, the agreement will terminate 30 days later.

Volume:

Heron Lake BioEnergy’s entire production estimated to be approximately 4,500,000 per month. Heron Lake BioEnergy will provide C&N with a forecast of production on or before the 15th of each month for the future month.

Measurement:	Net gallons temperature compensated to 60 degrees Fahrenheit

Title:	Title transfers from seller to buyer at inlet flange of receiving tank

Price:	C&N will pay Heron Lake BioEnergy the gross sales price to the customer less expenses and a 1% marketing fee after expenses. Expenses may include, but are not limited to: truck, rail and terminal fees

Payment Terms:

C&N will provide Heron Lake BioEnergy with a remittance by Wednesday of every week for shipments the previous week. Heron Lake BioEnergy will receive an electronic transfer of funds for that remittance the following Wednesday.

Audit of Records:	During the term of this agreement, Heron Lake BioEnergy may request a spot invoice audit or a complete audit. Heron Lake BioEnergy will be responsible for any fees incurred during such audits.

Indemnity:

Each party shall indemnify and hold the other harmless from any and all loss, damage, or expense (including reasonable attorneys’ fees) which the other party may incur or suffer as a result of any claim of any kind whatsoever arising out of any breach of Contractor’s representations in this Agreement and arising out of any other acts or omissions of either party in the course of performance of this Agreement.

Amendment/Waiver:

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

Supersedes Previous Agreements

This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the parties with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

Governing Law/Compliance:

All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the United States and the State of Minnesota.

Disputes:

Any disputes that arise between the parties with respect to the performance of this Agreement shall be submitted to binding arbitration by the American Arbitration Association, to be determined and resolved by said Association under its rules and procedures in effect at the time of submission and the parties hereby agree to share equally in the costs of said arbitration.

Notices:

Any notice hereunder by either party to the other shall be given in writing by personal delivery, by telecopy (with confirmation of transmission) or by certified mail, return receipt requested. A notice shall be deemed given, if by personal delivery or by telecopy, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

Headings:	The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Other:	Notwithstanding any other provision of the agreement, where not in conflict with the foregoing, all other terms and conditions shall be in accordance with standard industry practice.

In witness whereof, the parties hereto have executed this Agreement on the date indicated below.

Heron Lake BioEnergy, LLC.		C&N Ethanol Marketing Corporation

By:	/s/ Robert Ferguson	By:	/s/ Jon Bjornstad
Robert Ferguson, CEO		Jon Bjornstad, President

Date: September 2, 2009		Date: September 2, 2009

Exhibit A

Specifications

Fuel Ethanol meets the ASTM D4806-99 “ Standard Specification for Denatured Fuel Ethanol for Blending with Gasolines for Use as Automotive Spark-Ignition Engine Fuel.” The ASTM specification is as follows:

	Ethanol, volume %, min	92.1	ASTM D5501

	Methanol, volume %, max

	Existent Gum, (solvent washed) mg/100ml., max	5.0	ASTM D381

	Water Content, volume %, max	1.0	ASTM D203

Denaturant content, volume %,	min	1.96
	max	2.49

	Chloride Ion Content, mass ppm, max	40	ASTM D512

	Copper Content, mg/kg, max	0.1	ASTM D1688

	Acidity (as acetic acid), mass %, max	0.007	ASTM D 6423

	pHe	6.5 to 9.0	ASTM D6423

	Appearance	Visibly free of suspended or precipitated contaminants, clear and bright

Additional CA Specifications (to comply with California Air Recourses Board specs):

Sulfur, ppm, max	10	ASTM D5453

Benzene, volume %, max	0.06	ASTM D5580

Aromatics, volume %, max	1.7	ASTM D5580

Olefins, volume %, max	0.5	ASTM D319